Equitable Financial Life Insurance Company
Equitable Financial Life Insurance Company of America
Mailing address: PO Box 1047, Charlotte, NC 28201-1047
Section C – Juvenile Insurance Questionnaire
Juvenile Insurance Forming a Part of the Life Insurance Application
(Please complete all sections.)
Proposed Insured Name: Date of Birth (mm/dd/yyyy)
Applicant information—If the Applicant is other than the Proposed Owner, please complete the following information.
1. Applicant Name
Address    City State Zip
2. SSN    3. Relationship to the Proposed Insured
Insurance information on Juvenile(s)
4. Are there any other children in the family that are insured for a lesser amount? Yes No If “Yes,” please give details
5. Total Amount of Insurance in force on the life of the Applicant $
6. Total Amount of Insurance in force on the life of the Parent(s)/Legal Guardian $
Proposed Juvenile Insured
7. Height    ft    in. Weight lbs.
Has your weight changed by more than 10 lbs. in the last 6 months?    Yes No
If “Yes,” complete the following:    Pounds Lost Pounds Gained Provide Details
Personal Physician The following questions pertain to the Medical History of the Proposed Juvenile Insured
8. Do you have a personal physician? Yes No If “Yes,” Please provide the Physician Name or Name of Practice/Clinic Address City State Zip Telephone Number
9. Date and reason last consulted if within the last 5 years: Date (mm/dd/yyy)    Reason
Family History
10. Did both your birth parents live to age 70 or older? Yes No I don’t know
11. Do you have a birth parent or birth sibling who has died of a heart attack, stroke or cancer before age 60? Yes No I don’t know If “Yes,” please provide the following information: Relationship Age at Death Cause of Death (mother, father, sister, brother)

On questions 12 and 13 "check all that apply". If you check "Yes" to any of the questions 12-19, please give details in the chart on page 3.

12. Have you ever consulted a medical professional, been diagnosed or treated by a medical professional for any of the following? ☐ Yes ☐ No

a. ☐ Cancer ☐ Benign Cyst/Tumor/Polyp ☐ Other Tumor or Growth	b. ☐ Chest Pain ☐ Coronary Artery Disease ☐ Heart Attack ☐ Heart Murmur/Valvular Heart Disease ☐ High Blood Pressure	☐ High Cholesterol ☐ Irregular Heart Beat/Arrhythmia ☐ Stroke/TIA ☐ Other Heart or Blood Vessel Disorder

13. In the last 10 years, have you consulted a medical professional, been diagnosed or treated by a medical professional for any of the following, other than already indicated? ☐ Yes ☐ No

a. ☐ Diabetes/ High Blood Sugar ☐ Gestational Diabetes ☐ Glucose Intolerance / Pre-Diabetes ☐ Thyroid Disorder ☐ Lymph Node or Other Gland Disorder	c. ☐ Asthma ☐ Bronchitis ☐ Emphysema/COPD ☐ Sleep Apnea ☐ Tuberculosis ☐ Other Respiratory/Lung Disorder	f. ☐ Arthritis ☐ Chronic Pain ☐ Gout ☐ Lupus ☐ Other Bone, Joint, Muscle or Connective Tissue Disorder
b. ☐ Bladder Disorder ☐ Breast Disorder ☐ Kidney Disorder ☐ Prostate Disorder ☐ Reproductive Organ Disorder (other than infertility) ☐ Urine abnormalities – blood, protein or sugar in the urine ☐ Other Urinary System Disorder	d. ☐ Anxiety ☐ Bipolar Disorder ☐ Depression ☐ Eating Disorder ☐ Other Emotional or Psychological Condition	g. ☐ Alzheimer's Disease/Dementia ☐ Memory Loss/Cognitive Impairment ☐ Multiple Sclerosis ☐ Neuritis ☐ Paralysis ☐ Parkinson's Disease ☐ Seizures/Epilepsy ☐ Other Brain, Nervous System or Neurological Disorder
	e. ☐ Cirrhosis of the Liver ☐ Crohn's or Ulcerative Colitis ☐ Hepatitis ☐ Ulcer ☐ Other Esophagus, Gallbladder, Bowel/ Intestine, Liver, Pancreas or Stomach Disorder	h. ☐ Anemia ☐ Blood Disorder ☐ Immune System Disorder

14. Are you now under medical observation or treatment for any reason not stated above? ☐ Yes ☐ No

15. Have you ever been diagnosed or treated by a member of the medical profession for Acquired Immune Deficiency Syndrome (AIDS) or tested positive for Human Immunodeficiency Virus (HIV)? ☐ Yes ☐ No

16. Other than stated in questions 12-15, in the last 5 years have you:
    a. consulted or been treated by a medical professional, or treated at a hospital, clinic, or other medical facility for any reason, including any illness, injury or surgery? (Do not include colds or minor injuries) ☐ Yes ☐ No
    b. Had electrocardiogram, x-ray, or other diagnostic test (including lab tests, but excluding any test related to HIV/AIDS)? (Do not include routine screening test with normal results.) ☐ Yes ☐ No
    c. Been advised by a member of the medical profession to have any diagnostic test, treatment or surgery (except as related to HIV/AIDS) which has not been completed? (Do not include routine screening test.) ☐ Yes ☐ No

17. Are you taking any medications other than as stated in answers to Questions 12-16? (Include prescription and non-prescription medications. Do not include vitamins or supplements.) ☐ Yes ☐ No

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18. Do you currently consume alcoholic beverages? ☐ Yes ☐ No
a. If "Yes,"
(i) When you consume alcohol, what is the usual number of drinks? ______
(ii) What best describes your frequency of consumption?
☐ Every Day ☐ 5 to 6 times per week ☐ 3 to 4 times per week ☐ Once or twice a week
☐ 2 to 3 times a month ☐ Once a month ☐ 4 to 11 times per year ☐ 1 to 3 times per year

b. If "No," have you ever consumed alcoholic beverages? ☐ Yes ☐ No
If you answered "Yes" to question 18 b, please provide: Date Last Used (mm/dd/yyyy) ______
Reason stopped ______

19. Describe your marijuana use in the past 5 years. ☐ Recreational / Social* ☐ Medicinal* ☐ I have not used
*Provide details including frequency (daily, weekly, monthly, yearly), and date of last use on page 3.

20. In the last 10 years, have you used, except as legally prescribed by a medical professional: opiates, morphine, tranquilizers, sedatives, amphetamines, barbiturates, methadone, benzodiazepine, hallucinogens, methamphetamines, heroin, cocaine, crack, ecstasy, PCP or LSD? (*If "Yes," STOP complete Substance Usage Questionnaire)* ☐ Yes ☐ No

Remarks Section/Additional Comments

Question No. or Letter	Name, Address and Phone Number or Medical Professional or facility consulted or seen (Include City & State)	Date of Diagnosis (mm/dd/yyyy) and Duration of Illness	Condition/Diagnosis	Treatment/Medication

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